EXHIBIT 10.1

SOUTH GLENROCK AND SOUTH COLE CREEK

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN

NIELSON & ASSOCIATES, INC.
AS SELLER

AND

RANCHER ENERGY CORP.
AS BUYER

TABLE OF CONTENTS

PAGE

1.	SALE AND PURCHASE OF THE ASSETS	1
1.1	Acquired Assets	1
1.2	Assumed Liabilities	2

2.	PURCHASE PRICE	3
2.1	Purchase Price	3
2.2	Deposit	3
2.3	Adjustments to the Base Purchase Price	3
2.4	Allocation	4

3.	CLOSING	5
3.1	Closing	5
3.2	Delivery by Seller	5
3.3	Delivery by Buyer	5
3.4	Further Cooperation	6

4.	ACCOUNTING ADJUSTMENTS	6
4.1	Closing Adjustments	6
4.2	Strapping and Gauging	6
4.3	Taxes	6
4.4	Post-Closing Adjustments	7
4.5	Suspended Funds	8
4.6	Audit Adjustments	8
4.7	Cooperation	8

5.	DUE DILIGENCE: TITLE MATTERS	8
5.1	General Access	8
5.2	Defensible Title	9
5.3	Defect Letters	10
5.4	Effect of Title Defect	12
5.5	Possible Upward Adjustment	13
5.6	Preferential Rights and Consents	14

6.	ENVIRONMENTAL ASSESSMENT	15
6.1	Physical Condition of the Assets	15
6.2	Inspection and Testing	16
6.3	Notice of Adverse Environmental Conditions	17
6.4	Rights and Remedies for Adverse Environmental Conditions	18
6.5	Remediation by Seller	19

7.	REPRESENTATIONS AND WARRANTIES OF SELLER	20
7.1	Seller’s Representations and Warranties	20
7.2	Scope of Representations of Seller	22

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8.	REPRESENTATIONS AND WARRANTIES OF BUYER	23
8.1	Buyer’s Representations and Warranties	23

9.	CERTAIN AGREEMENTS OF SELLER	24
9.1	Maintenance of Assets	24
9.2	Records	25

10.	CERTAIN AGREEMENTS OF BUYER	25
10.1	Plugging Obligation	25
10.2	Plugging Bond	25
10.3	Seller’s Logos	26
10.4	Like-Kind Exchanges	26

11.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	26
11.1	No Litigation	26
11.2	Representations and Warranties	26

12.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	26
12.1	No Litigation	26
12.2	Representations and Warranties	26

13.	TERMINATION	27
13.1	Causes of Termination	27
13.2	Effect of Termination	27
13.3	Seller’s Breach	28
13.4	Termination Pursuant to Section 13.1	28
13.5	Effect of Termination	28

14.	INDEMNIFICATION	28
14.1	Indemnification by Seller	28
14.2	Indemnification by Buyer	30
14.3	Physical Inspection	31
14.4	Notification	31

15.	MISCELLANEOUS	32
15.1	Casualty Loss	32
15.2	Confidentiality	32
15.3	Notices	33
15.4	Press Releases and Public Announcements	33
15.5	Comnliance with Express Negligence Test	34
15.6	Governing Law	34
15.7	Exhibits	34
15.8	Fees, Expenses, Taxes and Recording	34
15.9	Assignment	35
15.10	Entire Agreement	35
15.11	Severability	35
15.12	Captions	35

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15.13	Time of the Essence	35
15.14	Counterparts	35

EXHIBITS

1.1(A)	Oil and Gas Leases and Land
1.1(B)	Deeded Land
1.1(C)	Other Personal Property
2.4	Allocation
3.2(A)	Form of Assignment and Bill of Sale
3.2(G)	Form of Warranty Deed
7.1(E)	AFE’s
7.1(G)	Pending Litigation
7.1(K)	Material Agreements
7.1(L)	Consents and Preferential Purchase Rights
7.1(M)	Gas Imbalances

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INDEX OF DEFINED TERMS

DEFINED TERM	PAGE	SECTION
Adverse Environmental Condition		6.3
Agreement	1	Preamble
Allocated Value		2.4
Allocated Values		2.4
Assets		1.1
Assumed Liabilities		1.2
Base Purchase Price		2.1
Buyer		Preamble
Buyer Group		14.1
Buyer’s Response		5.3(C)(ii)
Casualty		15.1(A)
Casualty Loss		15.1(B)
Closing		3.1
Closing Adjustment Statement		4.1
Closing Date		3.1
Confidential Information		15.2(A)
Deeded Land		1.1(B)
Deposit		2.2
Easements		1.1(A)
Effective Time		2.3(A)(iii)
Environmental Consultant		6.4(F)
Environmental Defect Deductible		6.3
Environmental Defect Notice		6.3
Environmental Defect Value		6.3
Environmental Laws		6.2(C)
Equipment		1.1(B)
Exclusion Adjustment		5.6(A)
Indemnity Deductible	28	14.1(D)(iv)
Interest Addition		5.5
Land		1.1(A)
Leases		1.1(A)
Loss		14.1(A)
Losses		14.1(A)
Net Revenue Interest		5.2(A)(i)
NORM		6.1(B)
Notice		5.3(A)
Oil and Gas		1.1(D)
Parties		Preamble
Party		Preamble
Permits		1.1(A)
Permitted Encumbrances		5.2(C)
Post-Closing Adjustment Statement		4.4(A)

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DEFINED TERM	PAGE	SECTION
Property Taxes		4.3(A)
Purchase Price		2.3
Records		1.1(F)
Remediate		6.4(E)
Remediation		6.4(E)
Rights-of-Way		1.1(A)
Seller		Preamble
Seller’s Group		6.2(B)
Seller’s Response		5.3(C)(i)
Severance Taxes		4.3(C)
Survival Period		14.1(D)(i)
Title Consultant		5.3(C)(iii)
Title Defect		5.3(A)
Title Defect Deductible		5.3(A)
Title Defect Value		5.4(B)
Value of Interest Addition		5.5
Wells		1.1(B)
Working Interest		5.2(A)(ii)

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into this 1st day of October, 2006, by and between Nielson & Associates, Inc., a Wyoming Corporation (“Seller”) and Rancher Energy Corp., a Nevada Corporation, doing business in Wyoming as Rancher Energy Oil & Gas Corp. (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and sometimes individually referred to as a “Party.”

RECITALS:

A.	Seller desires to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

B.	Buyer desires to purchase from Seller such oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

WITNESSETH:

In consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

1.    SALE AND PURCHASE OF THE ASSETS

1.1    Acquired Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase, acquire and assume from Seller the following (collectively, the “Assets”):

(A)    All of Seller’s right, title, interest and obligations in, to and under the oil and gas leases described in Exhibit 1.1(A) attached hereto (the “Leases”), covering the land described in Exhibit 1.1(A) (the “Land”), whether or not such interests or land are accurately or completely described on Exhibit 1.1(A), together with all the property and rights incident thereto, including without limitation Seller’s rights and obligations in, to and under all operating agreements; pooling, communitization and unitization agreements; farmout agreements; joint venture agreements; product purchase and sale contracts; transportation, processing, treatment or gathering agreements; leases; permits (the “Permits”); rights-of-way (the “Rights-of-Way”), including but not limited to the rights-of-way described in Exhibit 1.1(A); surface use agreements; surface leases; easements (the “Easements”), including but not limited to the easements described in Exhibit 1.1(A); licenses; options; declarations; orders; contracts; and instruments in any way relating to the Leases;

(B)    All of Seller’s right, title and interest in and to the wells (“Wells”) situated on or used in conjunction with operations on the Leases and Land or on land pooled, communitized or unitized therewith (“Pooled Land”), and the real property described in Exhibit 1.1( B) (the “Deeded Land”), together with all of Seller’s interests in and to all of the personal property, fixtures, improvements and other property, whether real, personal

(C)    or mixed, now or as of the Effective Time on, appurtenant to or used or obtained by Seller in connection with the Leases, Land, Pooled Land, Deeded Lands or Wells or with the production, injection, treatment, sale or disposal of hydrocarbons and all other substances produced therefrom or attributable thereto (collectively, the “Equipment”), including, without limitation, producing and non-producing wells, injection wells, disposal wells, water supply wells, well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto, equipment leases, trailers, inventory in storage, storage yards, and all other improvements or appurtenances thereunto belonging;

(D)    All of Seller’s right, title and interest in and to the other personal property described in Exhibit 1.1(C) attached hereto;

(E)    All of the oil and gas and associated hydrocarbons (“Oil and Gas”) in and under or otherwise attributable to the Leases, Land, Pooled Land and Deeded Land or produced from the Wells;

(F)    To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Leases, Land, Pooled Land, Deeded Land and Wells or the use thereof; and

(G)    All of the files, records, and data of Seller relating to the items described in subsections (A), (B), (C), (D) and (E) above (the “Records”), including, without limitation, lease records, well records, and division order records; well files and prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Leases and Wells); contracts and contract files; correspondence; computer data files; micro-fiche data files; geological, geophysical and seismic records, interpretations, data, maps and information; production records, electric logs, core data, pressure data, decline curves and graphical production curves; and accounting records, including all records regarding income, expenses and taxes, to the extent only that the Records can be transferred without violation of any third-party restriction and are not protected by Seller’s attorney-client privilege. The Records do not include any appraisals or other evaluation materials related to Seller’s preparation of the Assets for sale hereunder, any reservoir and/or development studies prepared by or on behalf of Seller, nor any of Seller’s income tax returns or files related thereto.

1.2    Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to timely and fully pay, perform and otherwise discharge, without recourse to Seller or its affiliates, all of the liabilities and obligations of Seller and its affiliates, predecessors, successors, assigns or representatives, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate, directly or indirectly, to the Assets (other than the Excluded Assets), whether such liabilities and obligations accrue before, on or after the Effective Time (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, Assumed Liabilities shall not include, and there is excepted, reserved and excluded from such liabilities assumed by

Buyer, the liabilities and obligations for which Seller indemnifies Buyer pursuant to Section 14.1.

2.    PURCHASE PRICE.

2.1    Purchase Price. The purchase price for the Assets is Forty-Eight Million Dollars ($48,000,000.00) (the “Base Purchase Price”), subject to the adjustments provided for herein, of which Forty-Five Million Dollars ($45,000,000.00) shall be due at Closing, and the balance of Three Million Dollars ($3,000,000.00) shall be due no later than sixty (60) days from the first (1st) day of the calendar month in which the average total production from the Assets is greater than or equal to a calendar day average of one thousand (1,000) barrels of oil per day, as accurately reported to the Wyoming Oil and Gas Conservation Commission on Form 2.

2.2    Deposit. Within three (3) business days following the execution of this Agreement, Buyer shall pay to Seller, in cash by wire transfer in immediately-available funds, a non-refundable Deposit in an amount equal to Three Million, Six Hundred Thousand Dollars ($3,600,000.00), said amount being equivalent to 7.5% of the Base Purchase Price (the “Deposit”). The Deposit, together with interest thereon, shall be distributed to Seller and credited to the Base Purchase Price at Closing, or if this Agreement is terminated, shall be distributed or retained pursuant to Article 13. In the event the Deposit is not paid to Seller as set forth herein, this Agreement shall immediately terminate.

2.3    Adjustments to the Base Purchase Price. At Closing, appropriate adjustments to the Base Purchase Price shall be made as follows in accordance with Section 4.1 (as adjusted, the “Purchase Price”):

(A)    The Base Purchase Price shall be adjusted upward by:

(i)    any amount determined to be due Seller pursuant to Section 4.2;

(ii)    Property Taxes and Severance Taxes related to the Assets paid by Seller for the period following the Effective Time as determined pursuant to Section 4.3;

(iii)    an amount equal to the costs, expenses and other expenditures (whether capitalized or expensed) paid by Seller in accordance with this Agreement that are attributable to the Assets for the period from and after 7:00 a.m. (Mountain Time) on December 1, 2006 (the “Effective Time”);

(iv) a fixed monthly rate, prorated if necessary, per active Well, as provided in the applicable operating agreement, for operation and maintenance

(v)    expenses (excluding workover costs, plugging and abandoning costs, and major costs) incurred by Seller while operating the Assets from and after the Effective Time until the election of a new operator of the Assets has occurred and that party has assumed operations. If Seller owns a 100% working interest or if no operating agreement applies, the fixed monthly rate per active producing Well shall be Five Hundred Dollars ($500);

(vi)    any amount related to the Value of Interest Additions as determined pursuant to Section 5.5;

(vii)    an amount equal to the amount of proceeds derived from the sale of Oil and Gas, net of royalties and severance taxes paid by Buyer, actually received by Buyer and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time prior to the Effective Time; and

(viii)    any other amount agreed upon in writing by Seller and Buyer.

(B)    The Base Purchase Price shall be adjusted downward by:

(i)    an amount equal to the amount of proceeds derived from the sale of Oil and Gas, net of royalties and severance taxes paid by Seller, actually received by Seller and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time from and after the Effective Time;

(ii)    an amount equal to all expenditures, liabilities and costs relating to the Assets (other than Taxes related to the Assets) that are unpaid as of the Closing Date and assessed for or attributable to periods of time or the ownership of production prior to the Effective Time regardless how such expenditures, liabilities and costs are calculated provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Adjustment Statement, a reasonable estimate of such expenditures, liabilities and costs shall be used (and to such extent Buyer shall assume the liability and responsibility for payment therefor);

(iii)    all amounts related to Title Defects as determined pursuant to Section 5.4, consents and preferential rights as determined pursuant to Section 5.6, Adverse Environmental Conditions as determined pursuant to Section 6.4, Exclusion Adjustments as determined pursuant to Sections 5.6 or 6.4, and Casualty Losses as determined pursuant to Section 15.1;

(iv)    Property Taxes and Severance Taxes related to the Assets to be paid by Buyer for the period prior to the Effective Time as determined pursuant to Section 4.3; and

(v)    any other amount agreed upon in writing by Seller and Buyer.

(vi)    Seller shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time. To the extent that Buyer collects any such receivable, refund or other amounts, then Buyer shall promptly remit any such amounts to Seller.

2.4    Allocation. The Base Purchase Price shall be allocated to the Assets as set forth in Exhibit 2.4. The Parties agree that the values allocated to various portions of the Assets, which are set forth on Exhibit 2.4 (singularly with respect to each item, the “Allocated Value” and collectively, the “Allocated Values”), shall be binding on Seller and Buyer and shall be used only for the purposes of adjusting the Base Purchase Price pursuant to Sections 4.3 (relating to Taxes), 5.4 (relating to Title Defects), and 15.1 (relating to Casualty Losses), and are not intended as a measure of value for any other purpose.

3.    CLOSING.

3.1    Closing. The sale and purchase of the Assets (“Closing”) shall be held on or before December 15, 2006 (“Closing Date”). The Closing will take place at the offices of Nielson & Associates, Inc., in Cody, WY, or at another location mutually agreed upon by Seller and Buyer.

3.2    Delivery by Seller. At Closing, Seller shall deliver to Buyer:

(A)    An Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit 3.2(A), effecting the sale, transfer, conveyance and assignment of the Assets, with (i) a special warranty of the real property title by, through and under Seller but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

(B)    Any governmental forms required to effect transfer in accordance with applicable regulations;

(C)    Letters in lieu of transfer orders instructing purchasers of production to pay to Buyer the proceeds of sales of Oil and Gas from the Assets for sales occurring from and after the first (1st) day of any month in which Buyer assumes operations;

(D)    Executed change of operator forms as required by applicable governmental regulation;

(E)    Releases of the mortgages in favor of any bank that may be currently encumbering the Assets;

(F)    The Closing Adjustment Statement;

(G)    A Warranty Deed, substantially in the form attached hereto as Exhibit 3.2(G), effecting the sale, transfer and conveyance of the Deeded Land;

(H)    Possession of the Records and all other Assets; and

(I)    Letters of resignation as operator of the Assets, along with ballot forms to the partners as directed by the applicable operating agreement(s).

3.3    Delivery by Buyer. At Closing, Buyer shall deliver to Seller or Seller’s designee the Purchase Price set forth in the Closing Adjustment Statement by wire transfer in immediately available funds, less the Deposit. Buyer shall also deliver evidence that it has provided replacement instruments for each guaranty, bond, letter of credit or similar contingent obligation given by Seller as required by law or the provisions of any Lease or other agreement, along with the appropriate instruments necessary to qualify Buyer to receive approval as operator of the Assets. Buyer shall execute and deliver the Assignment and Bill of Sale, Closing Adjustment Statement and other closing documents as necessary or appropriate.

3.4    Further Cooperation. At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

4.    ACCOUNTING ADJUSTMENTS.

4.1    Closing Adjustments. With respect to matters that can be determined as of the Closing, Seller shall prepare, in accordance with the provisions of this Article 4, a statement (the “Closing Adjustment Statement”) with relevant supporting information setting forth each adjustment to the Base Purchase Price submitted by Seller. Seller shall submit the Closing Adjustment Statement to Buyer, together with all records or data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than five (5) business days prior to the scheduled Closing Date. Prior to the Closing, Buyer and Seller shall review the adjustments proposed by Seller in the Closing Adjustment Statement. Agreed adjustments shall be taken into account in computing any adjustments to be made to the Base Purchase Price at the Closing. When available, actual figures will be used for the adjustments at Closing. To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 4.4 below.

4.2    Strapping and Gauging. Seller will cause the Oil and Gas in the storage facilities located on, or utilized in connection with, the Leases to be measured, gauged or strapped as of the Effective Time. Seller will cause the production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting Oil and Gas from the Leases to be read as of such time. The Oil and Gas in such storage facilities above the load line or through the meters on the pipelines as of the Effective Time shall belong to Seller and shall be valued based upon the price actually paid for Oil and Gas produced from the Assets for the calendar month prior to the Effective Time, and the Oil and Gas placed in such storage facilities after the Effective Time and production upstream of the aforesaid meters shall belong to Buyer and become part of the Assets. Buyer or Buyer’s representative shall have the option to witness the gauging by Seller. In the event Buyer or Buyer’s representative exercising the option to witness the gauging by Seller, Buyer agrees that the waiver and release provisions set forth in Section 5.1(A) of this Agreement shall apply thereto.

4.3    Taxes.

(A)    Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations assessed on the Assets (“Property Taxes”) shall be apportioned as of the Effective Time between Buyer and Seller. Buyer shall file or cause to be filed all required reports and returns incident to Property Taxes which are due on or after the Closing, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns. The Post-Closing Adjustment Statement shall settle all liability for Property Taxes, using estimates based on previous assessments to the extent current assessments are not known. For clarification purposes, the 2006 ad valorem tax bill that is based on 2005 production will be for the account of Seller. The 2007 ad valorem tax bill that is based on 2006 production will be for the account of Buyer, prorated to the Effective Date between the parties.

(B)    Sales Taxes, Filing Fees, Etc. The Base Purchase Price is net of any sales taxes or other transfer taxes. Buyer shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale pursuant to this Agreement. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly reimburse Seller in fun payment of the invoice.

(C)    Severance Taxes. All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes) payable on a current basis with respect to Oil and Gas produced and sold from the Assets (“Severance Taxes”) shall be borne by Seller to the extent the production on which such taxes are based occurs during Seller’s ownership prior to the Effective Time and shall be borne by Buyer to the extent such production occurs after the Effective Time.

4.4    Post-Closing Adjustments. A post-closing adjustment statement (the “Post-Closing Adjustment Statement”) based on the actual income and expenses shall be prepared and delivered by Seller to Buyer within ninety (90) days after the Closing, proposing further adjustments to the calculation of the Purchase Price based on the information then available. Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party’s records pertaining to the computation of amounts claimed in such Post-Closing Adjustment Statement.

(A)    Within thirty (30) days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Post-Closing Adjustment Statement. If Buyer does not raise objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

(B)    If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within thirty (30) days after Buyer’s receipt of the Post-Closing Adjustment Statement, any disputed accounting item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within thirty (30) days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties with respect to the accounting matters submitted and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller.

(C)    After the Post-Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall pay to the other such sums as are due to settle accounts between the Parties due to differences between the estimated Purchase Price paid pursuant to the Closing Adjustment Statement and the actual Purchase Price set forth on the Post-Closing Adjustment Statement.

4.5    Suspended Funds. At the Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Leases which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds. Buyer shall be responsible for proper distribution of all the suspended proceeds, to the extent turned over to it by Seller, to the parties lawfully entitled to them, and any claims related thereto, and Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all claims, liabilities, losses, costs and expenses arising out of or relating to those suspended proceeds and any claims related thereto after the Effective Date.

4.6    Audit Adjustments. Seller retains all rights to adjustments resulting from any operating agreement and other audit claims asserted against third party operators on transactions occurring prior to the Effective

Time (which includes Buyer, if applicable). Any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within thirty (30) days after receipt.

4.7    Cooperation. Each Party covenants and agrees to promptly inform the other with respect to amounts owing under Sections 4.4 and 4.6 hereof.

5.    DUE DILIGENCE; TITLE MATTERS.

5.1    General Access.

(A)    During reasonable business hours, Seller agrees to grant Buyer physical access to the Leases and Wells to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases and Wells. Buyer agrees not to enter onto the Leases or contact field vendors, employees or contractors without Seller’s prior knowledge and approval, such approval not to be unreasonably withheld. In connection with any such on-site inspections, Buyer agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all requirements of the operators of the Wells. If Buyer or its agents prepares an environmental assessment of any Lease or Well, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller. In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify the Seller against all claims for injury to, or death of, persons or for damage to operations or property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

(B)    Prior to Closing, Seller shall give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the Records during regular office hours for any and all inspections and copying.

5.2    Defensible Title. As used herein the term Defensible Title shall mean:

(A)    As to the Assets, that record title or operating rights of Seller which:

(i)    entitles Seller to receive not less than the interests shown in Exhibit 2.4 as the “Net Revenue Interest” of all Oil and Gas produced, saved and marketed from or allocated to the formations in the associated Wells which are producing as of the date of this Agreement or which have otherwise been given Allocated Value, all without reduction, suspension or termination except as stated in such Exhibit or otherwise permitted as Permitted Encumbrances; and

(ii)    obligates Seller to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the producing formations in each associated Well not greater than the “Working Interest” shown in Exhibit 2.4 (without a proportionate increase in the Net Revenue Interest), all without increase except as stated in such Exhibit or otherwise permitted as Permitted Encumbrances; and

(B)    That title of Seller to the Assets is tree and clear of liens, encumbrances and defects that materially and adversely affect the ownership, operation or use of the Assets, except for Permitted Encumbrances.

(C)    As used herein, the term “Permitted Encumbrances” shall mean anyone or more of the following:

(1)    The provisions of the Leases and any lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens reflected in the public records or in the Records, if the net cumulative effect of the burdens does not operate to reduce the Net Revenue Interest of Seller below the interests described in Section 2.4;

(2)    Any increase in lessor’s royalty occasioned by the repeal or suspension of any governmental regulation providing for the reduction of royalty for wells producing below defined threshold amounts;

(3)    Division orders and production sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser;

(4)    Preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(5)    Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

(6)    All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(7)    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

(8)    All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Assets that are either (i) of record in Seller’s chain of title or (ii) reflected or referenced in the Records or (iii) included as Material Agreements on Exhibit 7.1(K);

(9)    Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(10)    All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority;

(11)    All agreements affecting the Assets that are of record in Seller’s chain of title, or are reflected or referenced in the Records;

(12)    Defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription; and

(13)    All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with the operation, value or use of any of the Assets or have not prevented, and cannot reasonably be expected to prevent, Buyer from receiving the proceeds of production from the affected Assets.

5.3    Defect Letters.

(A)    Buyer may from time to time and no later than five (5) business days prior to Closing notify Seller in writing (a “Notice”) of any matter which would cause title to all or part of the Assets not to be Defensible Title (“Title Defect”), provided that no title Defect shall be deemed to exist unless the Title Defect Value thereof exceeds Twenty-Five Thousand Dollars ($25,000.00). Further, there shall be no adjustment to the Base Purchase Price unless and only to the extent that the aggregate Title Defect Values of all Title Defects exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Title Defect Deductible”) (such amount being a deductible, not a threshold) and then only for the amount exceeding the Title Defect Deductible. In order to provide Seller a reasonable opportunity to cure any Title Defects prior to Closing, Buyer shall use reasonable efforts to provide the Notice as soon as reasonably possible after becoming aware of or making its determination of the Title Defect.

(B)    In the Notice, Buyer must describe with reasonable detail each alleged Title Defect it has discovered and the steps required to cure each Title Defect, include Buyer’s reasonable estimate of the Title Defect Value attributable to each, and include all data and information in Buyer’s possession or control bearing thereon. Buyer shall be deemed to have conclusively waived all Title Defects not disclosed to Seller in a Notice before five (5) business days prior to Closing. Buyer waives any remedy against Seller for Title Defects that do not exceed the Title Defect Deductible or for which timely notice is not given as provided hereunder or for which adjustment is made as hereafter provided.

(C)    Upon timely delivery of a Notice by Buyer:

(i)    within three (3) business days after Seller’s receipt of the Title Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Title Defects and/or the proposed Title Defect Values therefore (“Seller’s Response”). If Seller does not agree with any claimed Title Defect and/or the proposed Title Defect Value therefor, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(ii)    within one (1) business day after Seller’s notice of its cure of a Title Defect, Buyer shall notify Seller whether Buyer agrees with Seller’s proposed cure of a Title Defect (“Buyer’s Response”). If Buyer does not agree with any such cure, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(iii)    if the Parties cannot reach agreement concerning either the existence of a Title Defect, Seller’s proposed cure of a Title Defect, or a Title Defect Value within ten (10) days after Buyer’s receipt of Seller’s Response or Seller’s receipt of Buyer’s Response, as applicable, upon either Party’s request, the Parties shall mutually agree on and employ an attorney experienced in title examination in the state where the Assets are located (“Title Consultant”) to resolve all points of disagreement relating to Title Defects and Title Defect Values; provided that Seller may elect not to proceed to Closing with regard to such Assets and adjust the Base Purchase Price in the amount of the Allocated Value and not submit such matter to arbitration;

(iv)    if at any time any Title Consultant so chosen fails or refuses to perform hereunder, a new Title Consultant shall be chosen by the Parties. The cost of any Title Consultant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Each Party shall present a written statement of its position on the Title Defect and/or Title Defect Value in question to the Title Consultant within five (5) days after the Title Consultant is selected, and the Title Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the Title Consultant shall be conclusive and binding on the Parties, and shall be enforceable against any Party in any court of competent jurisdiction. If necessary, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of a Title Defect and/or the Title Defect Value until the Title Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the scheduled Closing Date in Section 3.1. Once the Title Consultant’s determination has been expressed to both Parties, if applicable, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to

(v)    Seller under Section 5.4 that Seller elects regarding each of the Assets as to which the Title Consultant has made a determination. In evaluating whether a Title Detect exists, due consideration shall be given to the length of time that the particular Asset has been producing Oil and Gas and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, working interest owners and/or purchasers engaged in the business of the exploration, development, and operation of oil and gas properties.

5.4    Effect of Title Defect.

(A)    In the event Buyer provides Seller with a timely Notice and the Title Defects are valid and exceed the Title Defect Deductible, for those Title Defects not cured by Closing, Seller and Buyer shall, upon their mutual agreement:

(i)    adjust the Base Purchase Price in the amount of the Title Defect Value of the Asset to which such Title Defect relates and proceed to Closing on all Assets; provided that Seller shall not be obligated to transfer any Assets for which the Title Defect Value equals or exceeds such Asset’s Allocated Value; or

(ii)    proceed with (a) Closing on those Assets not affected by the valid Title Defects and such Assets to which a Title Defect relates but for which Seller and Buyer have elected to proceed to Closing with an adjustment of the Base Purchase Price in the amount of the Title Defect Value of such Assets and (b) defer Closing on those other Assets to which a Title Defect relates and for which Seller has agreed to attempt to cure such Title Defect and to not proceed to Closing, for which Buyer shall place into escrow an amount equal to the Allocated Values of the Assets affected by the valid Title Defects, which withheld amount shall be paid to Seller when the Asset affected by any valid Title Defect is cured or the Title Defect is waived by Buyer and the affected Asset is conveyed from Seller to Buyer. If neither of the above occurs and if Seller and Buyer later determine that Seller will not cure a Title Defect on or before six (6) months from the Closing Date, the amount in the escrow account attributable to such Title Defect will be returned to Buyer and Seller shall retain such Asset affected by such Title Defect.

(B)    The diminution in value of an Asset attributable to a valid Title Defect (the “Title Defect Value”) notified in a Notice shall be determined by the following:

(i)    if the valid Title Defect asserted is that the actual Net Revenue Interest attributable to the producing or valued formation in any Asset is less than that stated in the applicable Exhibit, then the Title Defect Value is the product of the Allocated Value attributed to the affected formation(s) in such Asset, multiplied by a traction, the numerator of which is the difference between the Net Revenue Interest set forth in the applicable Exhibit and the actual Net Revenue

(ii)    Interest, and the denominator of which is the Net Revenue Interest stated in the applicable Exhibit; or

(iii)    if the valid Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Title Defect Value is to be determined by taking into account the Allocated Value of such Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

(iv)    Notwithstanding the above, in no event shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.

(C)    If the aggregate value of (i) the Base Purchase Price adjustment for Title Defect Values plus (ii) the Allocated Value of Assets which are retained in lieu of cure or adjustment equals or exceeds ten percent (10%) of the Base Purchase Price, then by notice delivered prior to the Closing either Party may terminate this Agreement and neither Party shall have any further obligation to conclude the transfer of the Assets under this Agreement.

5.5    Possible Upward Adjustment. Promptly on discovery, but no later than five business days prior to Closing, Buyer shall in good faith notify Seller of any interest that would be an Asset hereunder, but that is not listed, including any interest that entitles Seller to receive more than the Net Revenue Interest shown on Exhibit 2.4 or obligates Seller to bear costs and expenses in an amount less than the Working Interest shown on Exhibit 2.4 without a proportionate change in Net Revenue Interest, and that increases the Allocated Value of the affected Asset by more than $25,000, with such interest being an “Interest Addition.” Buyer acknowledges and agrees to comply with the affirmative obligation set forth in the preceding sentence. Seller shall give Buyer written notice of Interest Additions of which it becomes aware as soon as possible, but in no event later than on or before five (5) business days prior to the Closing. Such notices shall be in writing and shall include (i) a description of the Interest Addition, (ii) the basis for the Interest Addition, (iii) the Allocated Value of the Asset affected by the Interest Addition, (iv) the value of the Interest Addition or the amount by which Seller (or Buyer) believes the Allocated Value of the Asset has been increased by the Interest Addition (“Value of Interest Addition”) and the associated computations and supporting documentation. The Value of the Interest Addition shall be determined by the Parties in good faith taking into account all relevant factors. The Purchase Price shall be increased for Interest Additions only to the extent that the aggregate of the Value of all Interest Additions net of the sum of all Title Defect Values for all of the Assets exceeds the Title Defect Deductible, and then only for the amount exceeding the Title Defect Deductible.

5.6    Preferential Rights and Consents. Seller shall use its best efforts to obtain all required consents and to give notices required in connection with preferential purchase rights, so that the third party election date to exercise the preferential right will occur at least seven (7) business days prior to Closing. If Buyer discovers other affected Assets during the course of Buyer’s due diligence activities, Buyer shall notify Seller immediately and Seller shall use its best efforts to obtain such consents and to give the notices required in connection with the preferential fights prior to Closing.

(A)    Consents. Except for consents and approvals which are customarily obtained post-Closing and those consents which would not invalidate the conveyance of the Assets, if a necessary consent to assign any Lease has not been obtained as of the Closing that would invalidate the conveyance of the Asset, then (i) the portion of the Assets for which such consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall not be paid to Seller, and (iii) Seller shall use best efforts to obtain such consent as promptly as possible following Closing. If such consent has been obtained as of the date on which the Post-Closing Adjustment Statement becomes final, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, less any proceeds from the affected Asset received by Seller attributable to the period of time after the Effective Time (calculated in accordance with Section 2.3). If such consent has not been obtained as of the date on which the Post-Closing Adjustment Statement becomes final, Seller and Buyer shall mutually agree to (i) allow Seller to challenge in court the enforceability of such consent right, in which event Seller shall retain the affected Asset until such legal challenge is finally resolved by settlement or unappealable court order, after which either Seller shall convey the affected Asset to Buyer under the terms of this Agreement and Buyer shall pay the Allocated Value of the Purchase Price for such Asset, less any proceeds received by Seller attributable to such Asset for the period from and after the Effective Time (calculated in accordance with Section 2.3) or (ii) Seller shall retain the affected Asset and the Purchase Price shall be reduced by an amount equal to the Allocated Value of the retained Asset (with such adjustment being an “Exclusion Adjustment”). Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

(B)    Preferential Purchase Rights.

(i)    If any preferential right to purchase any portion of the Assets is exercised prior to the Closing Date, or if the time frame for the exercise of such preferential purchase rights has not expired and Seller has not received notice of an intent not to exercise or waiver of the preferential purchase right, that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer to give notice (with such adjustment being an “Exclusion Adjustment”). Notwithstanding any other provision in this Agreement, if a preferential purchase right subject to this Agreement is exercised, Buyer has the right, at its sole discretion, to terminate this Agreement in the event the allocated value of all

(ii)    preferential rights actually exercised is equal to or greater than ten percent (10%) of the Base Purchase Price.

(iii)    If a third party exercises its preferential right to purchase, but fails to consummate the purchase prior to the Closing, Seller shall retain the affected Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets (with such adjustment being an “Exclusion Adjustment”).

(iv)    If a third party exercises its preferential right to purchase, but does not consummate the purchase within the time frame specified in the preferential purchase right, Seller agrees to convey the affected Asset to Buyer effective as of the Effective Time, and Buyer agrees to pay Seller the Allocated Value of the affected Asset.

(v)    If a preferential purchase right is not discovered prior to Closing, and the affected Asset is conveyed to Buyer at Closing, and the preferential purchase right is exercised and subsequently consummated after Closing, Buyer agrees to convey the affected Asset to the party exercising such right on the same terms and conditions under which Seller conveyed the Asset to Buyer and retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising party, such conveyance to be in form and substance as provided in this Agreement, and Seller agrees to hold harmless and indemnify Buyer from any and all liabilities and obligations associated with such conveyed Asset.

(C)    Exclusive Remedy. The remedies set forth in this Section 5.6 are the exclusive remedies under this Agreement for exercised preferential purchase rights and required consents to assign the Assets.

6.    ENVIRONMENTAL ASSESSMENT.

6.1    Physical Condition of the Assets.

(A)    Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain previously plugged and abandoned wells, buried pipelines, storage tanks and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any such use

(B)    has had on the physical condition of the Assets. Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets. Upon consummation of the Closing Buyer shall be deemed to have assumed the risk of expense, claim, damage or liability arising from any such matter referred to in this section, including without limitation the risk that the Assets may contain waste or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer’s investigation. Consummation of the Closing shall transfer all responsibility and liability related to disposal, spills, waste or contamination from, on or below the Assets from Seller to Buyer.

(C)    In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or naturally-occurring radioactive material (“NORM”). In this regard, Buyer expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found, and that upon consummation of the Closing Buyer shall be deemed to have assumed all liability when such activities are performed.

6.2    Inspection and Testing.

(A)    Prior to Closing, Buyer shall have the right, at its sole cost and risk, to review Seller’s Phase I environmental assessments of the Assets and to conduct any further environmental assessment of the Assets it deems appropriate, to the extent that Seller has the authority to grant such right to Buyer; provided that Seller shall have the right to review and approve any plan to conduct such an environmental assessment, with such approval not to be unreasonably withheld, delayed or conditioned by Seller. Buyer shall immediately provide to Seller any data obtained from such assessments, including any reports and conclusions. Seller and Buyer shall keep all information relating to such assessments strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws.

(B)    Buyer waives and releases all claims against Seller, its affiliates, and each of their respective directors, officers, employees, agents, and other representatives and their successors and assigns (collectively, the “Seller’s Group”), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Assets. BUYER SHALL INDEMNIFY THE SELLER’S GROUP AGAINST AND HOLD THE MEMBERS OF THE SELLER’S GROUP HARMLESS FROM ANY AND ALL LOSS, COST, DAMAGE, EXPENSE OR LIABILITY, INCLUDING REASONABLE ATTORNEY’S FEES, WHATSOEVER ARISING OUT OF (I) ANY

(C)    AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE ASSETS; AND (II) ANY INJURY TO OR DBA TH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES.

(D)    “Environmental Laws” means all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to: (i) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants; (ii) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease; or (iii) the environment, habitat protection or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the National Environmental Policy Act, the Endangered Species Act, the Oil Pollution Act of 1990, and all regulations promulgated pursuant thereto.

6.3    Notice of Adverse Environmental Conditions. No later than five (5) business days prior to Closing, Buyer shall notify Seller in writing of any Adverse Environmental Condition with respect to the Assets. Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto (the “Environmental Defect Notice”) based on a verifiable, written estimate of the cost to Remediate the Adverse Environmental Condition. No Adverse Environmental Condition shall be deemed to exist unless the Environmental Defect Value exceeds Twenty Five Thousand Dollars ($25,000.00) in each individual case. Further, there shall be no adjustment to the Base Purchase Price unless and only to the extent that the aggregate Environmental Detect Values of all Adverse Environmental Conditions satisfying the condition in clause (i) exceeds Two Hundred Fifty Thousand dollars ($250,000.00) (the “Environmental Defect Deductible”) (such amount being a deductible, not a threshold) and then only for the amount exceeding the Environmental Defect Deductible. The “Environmental Defect Value” attributable to any Adverse Environmental Condition shall be the estimated amount (net to Seller’s interest) of all reasonable costs and claims necessary to Remediate the Adverse Environmental Conditions, as reasonably determined and estimated by Buyer. The term “Adverse Environmental Condition” means (i) the failure of the Assets to be in material compliance with all applicable Environmental Laws; (ii) the Assets being subject to any agreements, consent orders, decrees or judgments currently in existence based on any Environmental Laws that negatively and materially impact the future use of any portion of the Assets or that require any material change in the present conditions of any of the Assets; or (iii)

the Assets being subject to any material uncured notices of violations of or non-compliance with any applicable Environmental Laws or any claim of material violation of any Environmental Laws to the extent not disclosed to Buyer prior to execution of this Agreement. Buyer shall be deemed to have conclusively waived (i) all Adverse Environmental Conditions not contained in an Environmental Defect Notice delivered to Seller at least five (5) business days prior to Closing and (ii) any remedy against Seller for Adverse Environmental Conditions that do not exceed the Environmental Defect Deductible.

6.4    Rights and Remedies for Adverse Environmental Conditions.

(A)    With respect to any Adverse Environmental Conditions affecting one or more of the Assets which exceed the Environmental Defect Deductible, Seller and Buyer shall, upon mutual agreement, on an Asset-by-Asset basis: (i) Remediate the Adverse Environmental Conditions and proceed to Closing with no adjustment of the Base Purchase Price; (i) proceed to Closing and adjust the Base Purchase Price in an amount equal to the applicable Environmental Defect Value; provided that such adjustment shall not exceed the Allocated Value for such Asset; or (iii) Seller shall retain the affected Asset and reduce the Base Purchase Price by the Allocated Value of the affected Asset (“Exclusion Adjustment”).

(B)    Buyer waives any Adverse Environmental Condition for which Buyer has received an adjustment to the Base Purchase Price in accordance with Section 6.4(A).

(C)    If Buyer delivers a valid Environmental Defect Notice to Seller and if the aggregate of the Environmental Defects claimed is less than or equals the Environmental Defect Deductible, Buyer will be deemed to have accepted the Assets “where-is, as-is” with respect to all Adverse Environmental Conditions in, on or under the Assets and the Adverse Environmental Condition(s) in, on and under the Assets will be deemed to be part of the Assumed Liabilities. The Environmental Defect Deductible is a deductible and not a threshold. The Environmental Defect Deductible and the Title Defect Deductible are separate and distinct and operate independently.

(D)    If the aggregate value of (i) the Base Purchase Price adjustment for Adverse Environmental Conditions plus (ii) any Exclusion Adjustments in lieu of Remediating any Adverse Environmental Conditions equals or exceeds ten percent (10%) of the Base Purchase Price, either Party may terminate this Agreement and neither Party shall have any further obligation to conclude the transfer of the Assets under this Agreement.

(E)    The term “Remediate” or “Remediation” means, with respect to any valid Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to eliminate or correct such Adverse Environmental Condition to the degree sufficient that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above. Seller shall promptly notify Buyer at such time as it believes that it has Remediated an Adverse Environmental Condition.

(F)    Buyer shall promptly notify Seller whether it agrees such condition is Remediated. If Buyer fails to notify Seller of its determination with respect to such Remediation within ten (10) business days following Seller’s notice, such Adverse Environmental Condition shall be deemed Remediated.

(G)    If Seller and Buyer are unable to agree on the amount of the Environmental Defect Value within ten (10) business days after Seller’s receipt of the Environmental Defect Notice or that an Adverse Environmental Condition exists, has been Remediated or is required to be Remediated, then the dispute will be submitted to TRC Consultants or another mutually acceptable company with recognized expertise in the oil and gas environmental remediation and regulation field (the “Environmental Consultant”) whose determination shall be final and binding upon the Parties. Seller and Buyer shall each bear their respective costs and expenses incurred in connection with any such dispute, and one-half (1/2) of the fees, costs and expenses charged by the Environmental Consultant. Each Party shall present a written statement of its position on the Adverse Environmental Condition and/or the Environmental Defect Value in question to the Environmental Consultant within five (5) business days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. If necessary, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of an Adverse Environmental Condition and/or the Environmental Defect Value until the Environmental Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the scheduled Closing Date in Section 3.1. All Assets as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the Environmental Consultant’s determination has been expressed to both Parties, if applicable, Seller shall have five (5) business days in which to advise Buyer in writing which of the options available to Seller under Section 6.4(A) Seller elects regarding each of the Assets as to which the Environmental Consultant has made a determination.

6.5    Remediation by Seller. If Seller and Buyer have mutually agreed to Remediate an Adverse Environmental Condition or Seller is required by a governmental or regulatory agency to Remediate an Adverse Environmental Condition, the following will govern the Remediation:

(A)    Seller shall be responsible for all negotiations and contacts with federal, state, and local agencies and authorities. Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Adverse Environmental Condition or Remediation and shall keep all information regarding the Adverse Environmental Condition and Remediation confidential, except in each instance to the extent required by applicable law.

(B)    Seller shall Remediate the Adverse Environmental Condition to the level agreed upon by Seller and Buyer (or failing such agreement to the level determined by the Environmental Consultant), but in no event shall Seller be required to Remediate the Adverse Environmental Condition beyond the level required by the Environmental Laws in effect at the Effective Time.

(C)    Buyer shall grant and warrant access and entry to the Assets after Closing to Seller and third parties conducting assessments or Remediation, to the extent and as long as necessary to conduct and complete the assessment or Remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or Remediation.

(D)    Buyer shall facilitate Seller’s ingress and egress or assessment or Remediation activities after the Closing. Seller shall make reasonable efforts to perform the work so as to minimize disruption to Buyer’s business activities.

(E)    Seller shall continue Remediation of the Adverse Environmental Condition until the first of the following occurs:

(i)    the appropriate governmental authorities provide notice to Seller or Buyer that no further Remediation of the Adverse Environmental Condition is required; or

(ii)    the Adverse Environmental Condition has been Remediated to the level required by the Environmental Laws or as agreed by the Parties.

Upon the occurrence of either (i) or (ii) above, Seller shall notify Buyer that Remediation of the Adverse Environmental Condition is complete and provide a copy of the notification described in (i) above, if applicable. Upon delivery of said notice, Seller shall be released from all liability and have no further obligations under any provisions of this Agreement in connection with an Adverse Environmental Condition.

(F)    Until Seller completes Remediation of an Adverse Environmental Condition, Seller and Buyer shall each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the Remediation of the Assets.

7.    REPRESENTATIONS AND WARRANTIES OF SELLER.

7.1    Seller’s Representations and Warranties. Except as set forth in the exhibits to this Agreement or as otherwise disclosed to Buyer by Seller in connection with preparation of Buyer’s offer to purchase the Assets, Seller represents and warrants the following as of the date of execution of this Agreement and the Closing:

(A)    Status of Incorporation. Seller is in good standing under the laws of the State of Wyoming.

(B)    Corporate Authority. Seller owns the Assets and has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement.

(C)    Validity of Obligations. This Agreement and any documents or instruments delivered by Seller at the Closing shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(D)    No Violation. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any provision of Seller’s governing documents, or any statute, rule or regulation applicable to Seller or any agreement or instrument to which Seller is a party or by which it is bound, or, to Seller’s knowledge, violate, or be in conflict with any judgment, decree or order applicable to Seller or require the approval or consent of any third party (subject to governmental consents and approvals customarily obtained after the Closing).

(E)    AFE’s. With respect to the joint, unit or other operating agreements relating to the Assets, except as set forth in Exhibit 7.1(E), there are no material outstanding calls or payments under authorities for expenditures for payments relating to the Assets which are due or which Seller has committed to make which have not been made.

(F)    Contractual Restrictions. Except to the extent otherwise permitted by this Agreement, Seller has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Oil and Gas or pay refunds of amounts previously paid under such contracts or arrangements.

(G)    Litigation. Except as set forth in Exhibit 7.1(G), there is no suit or action pending, arising out of, or to Seller’s knowledge threatened that would have a material adverse affect upon the ownership, operation or value of the Assets.

(H)    Permits and Consents. To Seller’s knowledge, with respect to Assets for which Seller is the operator, Seller has (i) acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct operations on the Assets in compliance with applicable laws, rules, regulations, ordinances and orders; and (ii) is in material compliance with all such permits, licenses, approvals and consents.

(I)    Broker’s Fees. Seller shall retain the obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement and Buyer shall have no responsibility therefor.

(J)    Taxes. (i) Seller has filed (with respect to the Assets) all material returns for Property Taxes and Severance Taxes that are due, (ii) all payments (with respect to the Assets) shown to be due on such returns have been paid, and (iii) there is no material dispute or claim concerning any Property Tax or Severance Tax liability of the Seller (with respect to the Assets) claimed or raised by any tax authority in writing.

(K)    Material Agreements. To the best of Seller’s knowledge, all agreements material to the ownership, operation or value of the Assets are listed in Exhibit 7.1(K) (“Material Agreements”).

(L)    Consents and Preferential Purchase Rights. To the best of Seller’s knowledge, Exhibit 7.1(L) lists all consents and preferential purchase rights contained in the Leases or Material Agreements.

(M)    Gas Imbalances. To the best of Seller’s knowledge, Exhibit 7.1(M) lists all gas imbalances with respect to the Assets as of the Effective Time.

7.2    Scope of Representations of Seller.

(A)    Information About the Assets. Except as expressly set forth in this Agreement, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, representative, partner, member, beneficiary, owner or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Asset. EXCEPT AS SET FORTH IN ARTICLE 7 OF THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY

(B)    MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (viii) THE TAX ATTRIBUTES OF ANY ASSET; (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; AND, (x) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

(C)    Independent Investigation. Buyer agrees that it has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets and the transaction contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Oil and Gas reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets). Buyer agrees that it has had, or will have prior to Closing, access to all information necessary to perform its investigation and has not relied and will not rely on any representations by Seller other than those expressly set forth in this Agreement

8.    REPRESENTATIONS AND WARRANTIES OF BUYER.

8.1    Buyer’s Representations and Warranties. Buyer represents and warrants as follows as of the date hereof and the Closing:

(A)    Status of Incorporation. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and doing business in the State of Wyoming as Rancher Energy Oil & Gas Corp.

(B)    Corporate Authority. Buyer has the corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

(C)    Validity of Obligations. The consummation of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer’s charter, by-laws or other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing). This Agreement and the documents executed and delivered by Buyer in connection with the Closing constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

(D)    Qualification and Bonding. Buyer is in compliance with the bonding and liability insurance requirements of all applicable state or federal laws or regulations that could affect Buyer’s ability or authority to own and operate the Assets and is qualified to own any federal or state oil and gas leases that constitute part of the Assets.

(E)    Non-Security Acquisition. Buyer intends to acquire the Assets for its own benefit and account and is not acquiring the Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities laws, and if, in the future, it should sell, transfer or otherwise dispose of the Assets or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities laws.

(F)    Evaluation. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Assets from Seller and has formed an opinion based solely upon Buyer’s knowledge and experience and not upon any representations or warranties by Seller.

(G)    Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at the Closing.

(H)    Broker’s Fees. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Buyer, and Seller shall have no responsibility therefor.

(I)    No Knowledge of Seller’s Breach. As of the Closing Date, Buyer has no knowledge of any breach by Seller of any representation or warranty of Seller, or of any other fact, event, condition or circumstance that would excuse Buyer from the timely performance of its obligations hereunder.

9.    CERTAIN AGREEMENTS OF SELLER. SELLER AGREES AND COVENANTS THAT, UNLESS BUYER SHALL HAVE OTHERWISE AGREED IN WRITING, THE FOLLOWING PROVISIONS SHALL APPLY:

9.1    Maintenance of Assets. From the Effective Time until the election of a new operator of the Assets has occurred and that party has assumed operations, Seller agrees that, for those Assets which it operates, it shall:

(A)    Administer and operate the Assets in accordance with the applicable operating agreements.

(B)    Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets.

(C)    Use commercially reasonable efforts to maintain and keep the Assets in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments.

(D)    Except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding Twenty-Five Thousand Dollars ($25,000.00), net to the working interest of Seller, for each operation (except for emergency operations and operations required under presently existing contractual obligations) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (D) shall not apply to any expenditures of Seller which will not be charged to Buyer.

(E)    Not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Assets or voluntarily abandon any of the Wells other than as required pursuant to the terms of a Lease or by regulation.

(F)    Not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (i) enter into any agreement or arrangement (other than one constituting a Permitted Encumbrance) transferring, selling or encumbering any of the Assets (other than in the ordinary course of business, including ordinary course sales of production, inventory or salvage or with respect to any Assets with a value less than $25,000 or pursuant to any agreements existing on the date hereof); (ii) grant any preferential or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) enter into any new sales contracts or supply contracts which cannot be cancelled upon thirty (30) days prior notice; or (iv) incur or agree to incur any contractual obligation (absolute or contingent) with respect to the Assets except as otherwise provided herein (including ordinary course sales of production, inventory or salvage or with respect to any Assets with a value less than $25,000 net to Seller or pursuant to any disclosed AFEs covering the Assets).

(G)    To the extent known to Seller, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

9.2    Records. Seller shall have the right to make and retain copies of the Records as Seller may desire prior to the delivery of the Records to Buyer. Buyer, for a period of seven (7) years after the Closing Date, shall make available to Seller (at the location of such Records in Buyer’s organization) access to such Records as Buyer may have in its possession (or to which it may have access) upon written request of Seller, during normal business hours; provided, however, that Buyer shall not be liable to Seller for the loss of any Records by reason of clerical error or inadvertent loss or destruction of Records.

10.    CERTAIN AGREEMENTS OF BUYER. BUYER AGREES AND COVENANTS THAT UNLESS SELLER SHALL HAVE CONSENTED OTHERWISE IN WRITING, THE FOLLOWING PROVISIONS SHALL APPLY:

10.1    Plugging Obligation. Upon consummation of the Closing, Buyer shall perform and assume all liability for the necessary and proper plugging and abandonment of all Wells and all surface restoration and reclamation required by law or the Leases.

10.2    Plugging Bond. Buyer shall post, prior to Closing, the necessary bonds or letters of credit as required by the state in which the Leases are located for the plugging of all Wells, and provide Seller with a copy of same, and provide proof satisfactory to Seller that the applicable state has accepted such bonds or letters of credit as sufficient assurance to cover the plugging of all Wells and related matters. Further, Buyer shall provide to Seller copies of the approval by any applicable regulatory agencies concerning change of operatorship of the Assets, provided that Buyer is duly elected as operator of the Assets.

10.3    Seller’s Logos. Commencing no later than thirty (30) days after Closing, Buyer shall promptly cover or cause to be covered by decals or new signage any names and marks used by Seller, and all variations and derivatives thereof and logos relating thereto, from the Assets and shall not thereafter make any use whatsoever of such names, marks and logos.

10.4    Like-Kind Exchanges. Each party consents to the other party’s assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations), or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37), in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder does not release either party from any of their respective liabilities and obligations to each other under the Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.

11.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer under this agreement are, at Buyer’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

11.1    No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

11.2    Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true in all material aspects as of the Closing as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Seller shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

12.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this agreement are, at Seller’s election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

12.1    No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

12.2    Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true in all material aspects as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

13.    TERMINATION.

13.1    Causes of Termination. This Agreement and the transactions contemplated herein may be terminated:

(A)    At any time by mutual consent of the Parties.

(B)    By either Party as provided in Sections 5.4(C) or 6.4(C) pertaining to Title Defects or Adverse Environmental Conditions, respectively.

(C)    By Buyer if, on the Closing Date, any of the conditions set forth in Article 11 hereof shall not have been satisfied or waived; provided, however, that Seller shall have the right to satisfy such condition for a period of twenty (20) days following delivery of notice from Buyer regarding such failure or, if such condition cannot reasonably be satisfied within such 20-day period, Seller shall have the right to commence the actions necessary to satisfy such condition within such 20-day period and thereafter to diligently continue such actions beyond such period until such satisfaction has been effected.

(D)    By Seller if, on the Closing Date, any of the conditions set forth in Article 12 hereof shall not have been satisfied or waived; provided, however, that with respect to any condition other than a material failure of Buyer to perform its obligations under Section 3.2, as to which the granting of any cure period shall be entirely within Seller’s sole and absolute discretion, Buyer shall have the right to satisfy such condition for a period of twenty (20) days following delivery of notice from Seller regarding such failure or, if such condition cannot reasonably be satisfied within such 20-day period, Buyer shall have the right to commence the actions necessary to satisfy such condition within such 20-day period and thereafter to diligently continue such actions beyond such period until such satisfaction has been effected.

13.2    Effect of Termination.

(A)    Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, Seller shall retain the Deposit, together with interest thereon, as liquidated damages. Buyer’s failure to close shall not be considered wrongful if (i) conditions to Buyer’s obligation to close under Article II are not satisfied through no fault of Buyer and are not waived, or (ii) Buyer has terminated this Agreement as of right under Section 13.1. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have for Buyer’s failure to close.

(B)    Seller’s Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready to close, Seller will return the Deposit, together with interest thereon, to Buyer immediately after the determination that the Closing will not occur and Buyer shall retain all legal remedies for Seller’s breach of this Agreement; provided, however, that (i) Buyer’s total damages arising out of or related to Seller’s breach of any provision of this Agreement shall be limited to the amount of the Deposit, and (ii) Seller shall not have any liability to Buyer for consequential, special, punitive or exemplary damages arising out of or related to Seller’s breach of any provision of this Agreement Seller’s

(C)    failure to close shall not be considered wrongful if (i) conditions to Seller’s conditions to close under Article 12 are not satisfied through no fault of Seller and are not waived; or (ii) Seller has terminated this Agreement as of right under Section 13.1.

(D)    Termination Pursuant to Section 13.1. If Buyer or Seller terminates this Agreement pursuant to Section 13.1 in the absence of a breach by the other Party, Seller shall distribute the Deposit to Buyer and neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement. If Buyer or Seller terminates this Agreement pursuant to Section 13.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

(E)    Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 13 or elsewhere in this Agreement, this Agreement shall become void and have no further force and effect and, except for the indemnities provided for in Sections 6.2(B) and 14.3, any breach of this Agreement prior to such termination and any continuing confidentiality requirement, neither Party shall have any further right, duty or liability to the other hereunder. Upon termination, Buyer agrees to return to Seller or destroy all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations of the Assets.

14.    INDEMNIFICATION.

14.1    Indemnification by Seller. UPON CLOSING, SELLER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES (COLLECTIVELY THE “BUYER GROUP”) FROM AND AGAINST THE FOLLOWING:

(A)    MISREPRESENTATIONS. ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS’ FEES (INDIVIDUALLY A “LOSS” AND COLLECTIVELY, THE “LOSSES”) ARISING FROM THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING:

(B)    BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY SELLER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

(C)    OWNERSHIP AND OPERATION. ALL LOSSES ARISING FROM SELLER’S OWNERSHIP AND OPERATION OF THE ASSETS PRIOR TO THE

(D)    EFFECTIVE TIME DIRECTLY ASSOCIATED WITH THE FOLLOWING MATTERS:

(i)    DAMAGES TO PERSONS OR PROPERTY FOR CLAIMS ASSERTED BY ANY THIRD PARTY PRIOR TO THE EFFECTIVE TIME;

(ii)    THE VIOLATION BY SELLER OF THE TERMS OF ANY AGREEMENT BINDING UPON SELLER; AND

(iii)    CLAIMS AGAINST SELLER BY CO-OWNERS, PARTNERS, JOINT VENTURERS AND OTHER PARTICIPANTS IN THE WELLS.

(E)    Notwithstanding the above, the following limitations shall apply to Seller’s indemnification obligations:

(i)    Seller shall not be obligated to indemnify Buyer for any Loss unless Buyer has delivered a written notice of such Loss within the Survival Period (as defined below) applicable to such Loss. Any Loss for which Seller does not receive written notice before the end of the Survival Period shall be deemed to be an Assumed Liability. The “Survival Period” applicable to Losses shall mean:

(1)    With regard to a breach of representations and warranties contained in Sections 7.1(A), (B), (C) and (D), for a period of one (1) year following the Closing;

(2)    An of the other representations and warranties by Seller in this Agreement for a period of six (6) months following the Closing;

(3)    With regard to a breach of covenants, an indefinite period following the Closing;

(4)    With regard to the matters covered by Section 14.1(C), for a period of two (2) years after the Closing Date.

(ii)    The indemnification obligations of Seller pursuant to this Agreement shall be limited to actual Losses and shall not include incidental, consequential, indirect, punitive, or exemplary Losses or damages;

(iii)    Seller’s aggregate liabilities and obligations under this Article 14 shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00);

(iv)    Seller shall have no liability or obligation for any Losses, unless and until and only to the extent that the aggregate Losses for which Buyer is entitled to recover under this Agreement exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (such amount being a deductible and not a threshold).

(v)    Seller shall have no liability in excess of the Allocated Value, less any prior adjustments to the Base Purchase Price, for any Losses associated with the claim that Seller does not have Defensible Title associated with a particular Asset;

(vi)    The amount of Losses required to be paid by Seller to indemnify Buyer pursuant to this Agreement shall be reduced to the extent of any amounts actually received by Buyer pursuant to the terms of the insurance policies (if any) covering such claim and any tax benefits received by Buyer.

(vii)    Seller’s indemnification obligations shall not cover any liabilities, duties and obligations relating to properly plugging and abandoning wells, restoring and reclaiming the surface, removal of all pipelines, equipment, and related facilities now or hereafter located on the Assets, and cleaning up, restoring and Remediation of the Assets in accordance with the Environmental Laws and the relevant Leases, or any other violation or claimed violation of Environmental Laws (including but not limited to the payment of fines, penalties, monetary sanctions or other civil liabilities) or the presence, disposal, release or threatened release of any hazardous substance or hazardous waste from the Assets into the atmosphere or into or upon land or any water course or body of water, including groundwater, whether or not attributable to Seller’s activities or the activities of third parties. All such matters are covered exclusively by Article 6 of this Agreement.

(viii)    Buyer acknowledges and agrees that the indemnification provisions in this Article 14 and the termination rights in Article 13 shall be the exclusive remedies of Buyer with respect to the transactions contemplated by this Agreement.

14.2    Indemnification by Buyer. UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER’S GROUP FROM AND AGAINST THE FOLLOWING:

(A)    MISREPRESENTATIONS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

(B)    BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT;

(C)    ASSUMED LIABILITIES. ALL LOSSES ARISING FROM OR COMPRISING THE ASSUMED LIABILITIES.

14.3    Physical Inspection. BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER’S GROUP FROM AND AGAINST ANY AND ALL CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE ASSETS, INCLUDING (A) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (B) CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, CAUSES OF ACTION, COSTS OR EXPENSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE SELLER’S GROUP OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF THE SELLER’S GROUP OR THIRD PARTIES. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE SELLER’S GROUP FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR THE SELLER’S GROUP’S SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT.

14.5    Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 14. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 14, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

15.    MISCELLANEOUS.

15.1    Casualty Loss.

(A)    An event of casualty means volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure (a “Casualty”). A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

(B)    If, prior to the Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of any of the Assets in excess of twenty-five percent (25%) of the Allocated Value of the affected Assets (“Casualty Loss”), (i) Seller may retain such Asset and such Asset shall be the subject of an adjustment to the Base Purchase Price in the same manner set forth in Section 5.4 hereof, or (ii) at the Closing, Seller shall assign to Buyer the right to receive all insurance proceeds or other sums payable to Seller by reason of such Casualty Loss, the Base Purchase Price shall not be adjusted by reason of such payment, and Seller shall convey the affected Assets to Buyer.

(C)    For purposes of determining the diminution in value of an Asset as a result of a Casualty Loss, the Parties shall use the same methodology as applied in determining the diminution in value of an Asset as a result of a Title Defect as set forth in Section 5.5.

15.2    Confidentiality.

(A)    Prior to Closing, to the extent not already public, Buyer shall not disclose to any party that it is conducting negotiations with Seller or has entered into this Agreement other than as expressly permitted in the confidentiality agreement executed by Buyer in Seller’s favor prior to the execution of this Agreement, which shall continue to apply until the Closing and thereafter in the event of termination of this Agreement prior to the Closing. Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the “Confidential Information”). Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential and shall not be disclosed to third parties without the prior written consent of Seller.

(B)    In the event of termination of this Agreement for any reason, Buyer shall not use or knowingly permit others to use such Confidential Information in a manner detrimental to Seller, and will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except to Seller or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable governmental regulations, rules or statutes.

(C)    The undertaking of confidentiality shall not diminish or take precedence over any separate confidentiality agreement between the Parties. Should this Agreement terminate, such separate confidentiality agreement shall remain in full force and effect.

15.3    Notices. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested, or by facsimile addressed to the Party for whom intended at the following addresses:

SELLER:

Nielson & Associates, Inc.
1501 Stampede Ave.
Third Floor
PO Box 2850
Cody, Wyoming 82414
Tel: (307) 587-2445
Fax: (307) 527-4943
Attn: Tom Fitzsimmons

BUYER:

Rancher Energy Corp.
1050-17th Street, Suite 1700
Denver, Colorado 80265
Tel: (303) 629-1122
Fax: (720) 904-5698
Attn: John Works

or at such other address as any of the above shall specify by like notice to the other.

15.4    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates’ publicly-traded securities (in which case the disclosing Party shall provide the other Party is not less than three (3) full days’ advance notice of the press release and/or public announcement prior to making the disclosure). Notwithstanding the foregoing, no press release or any public announcement shall identify Seller or the principals of Seller without Seller’s prior written consent, which may be withheld by Seller in its sole and absolute discretion. Furthermore, and notwithstanding any other provision of this Agreement, Buyer shall in no event issue any press release or make any public announcement relating to the subject matter of this Agreement until: (a) this Agreement has been fully executed by all Parties hereto; (b) the Deposit required under this Agreement has been paid in full as set forth in Section 2.2 of this Agreement; and, (c) 5:00 p.m., Mountain Time, October 4, 2006.

15.4    Compliance with Express Negligence Test. THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

15.5    Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Wyoming, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. All disputes related to this Agreement shall be submitted exclusively to the jurisdiction of the courts of the State of Wyoming and venue shall be in the civil district courts of the City of Cody and County of Park, Wyoming.

15.6    Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

15.7    Fees, Expenses, Taxes and Recording.

(A)    Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

(B)    Buyer shall file all necessary Tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable law, Seller shall join in the execution of any such Tax returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, Buyer shall pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall also pay any equipment lease transfer fees or other fees or expenses incurred in connection with transfer of the Assets to Buyer except as otherwise provided by this Agreement.

(C)    Buyer shall, at its own cost, immediately record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located. Buyer shall immediately file for and obtain the necessary approval of all federal, Indian, tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Seller with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their

(D)    recording and filing. In the event that Seller undertakes to record and/or file the conveyance instruments and other documents associated with the transfer of the Assets and interests therein, Buyer shall reimburse Seller at Post Closing for all fees and costs associated with such recording and/or filing.

15.8    Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, either Party shall have the right to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify transfer of the Assets as a ‘“like-kind” exchange for federal tax purposes. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

15.9    Entire Agreement. This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

15.10    Severability. In the event that anyone or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

15.11    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.12    Time of the Essence. The parties recognize and agree that time is of the essence of this Agreement.

15.13    Counterparts. This Agreement may be executed in multiple originals, each of which individually and all of which together shall constitute one and the same document.

Executed as of the day and year first above written.

SELLER:

NIELSON & ASSOCIATES, INC.

By:  /s/ Tom Fitzsimmons

Name: Tom Fitzsimmons
Title: Executive Vice President & COO

BUYER:

RANCHER ENERGY CORP.

By:  /s/ John Works

Name: John Works
Title: President & CEO